Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Angeion Corporation:

We consent to the use of our report dated January 28, 2008, with respect to the consolidated balance sheet of Angeion Corporation and subsidiaries as of October 31, 2007, and the related consolidated statements of operations, cash flows, and shareholders’ equity for the year then ended, incorporated herein by reference.

/s/ KPMG LLP

Minneapolis, Minnesota

June 12, 2009